SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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☒	Definitive Information Statement

ShiftPixy, Inc.
(Name of Registrant as Specified in Its Charter)

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ShiftPixy, Inc.

1 Venture, Suite 150

Irvine, CA 92618

INFORMATION STATEMENT

We are writing to advise you that we intend to undertake a 1 for 40 reverse stock-split of our issued and outstanding common shares. This action was approved on November 12, 2019 by our Board of Directors and majority shareholders by written consent. Therefore, no further votes will be needed. This notice and information statement (the “Information Statement”) will be mailed on or about November 25, 2019 to the stockholders of record on November 18, 2019.

This Information Statement is being provided pursuant to the requirements of Rule 14c-2 promulgated under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to inform holders of common stock entitled to vote or give an authorization or consent in regard to the corporate actions that this corporate action has been approved by a written consent of a majority of stockholders.

Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the corporate actions described in this Notice can be taken no sooner than 20 calendar days after the accompanying Information Statement is first sent or given to the Company’s stockholders, which is on December 16, 2019.

Please review the Information Statement included with this Notice for a more complete description of this matter. This Information Statement is being sent to you for informational purposes only.

If you have any questions regarding this information statement, please contact:

Kirk M. Flagg, Chief Compliance Officer

ShiftPixy, Inc.

1 Venture, Suite 150

Irvine, CA 92618

The elimination of the need for a meeting of stockholders to approve this action is made possible by Wyoming Statutes which provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a meeting. In order to eliminate the costs involved in holding a special meeting of our stockholders, our Board of Directors voted to utilize the written consent of the holders of a majority in interest of our voting securities. This Information Statement is circulated to advise the shareholders of action already approved by written consent of the shareholders who collectively hold a majority of the voting power of our capital stock.

WE ARE NOT ASKING FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

THE TRANSACTION DISCUSSED IN THIS INFORMATION STATEMENT IS BEING PROVIDED FOR INFORMATIONAL PURPOSES ONLY.

THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

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We are writing to advise you that we intend to undertake a 1 for 40 reverse stock-split of our issued and outstanding common shares. This action was authorized by the majority of shareholders of ShiftPixy, Inc. by written consent on November 12, 2019. The action is not effective until after the 20-day period described in the bottom paragraph on this page.

The primary reason that we are executing a reverse stock split of our common stock is to comply with NASDAQ Capital Market Listing Rule 5550(b)(2) (the “MVLS Requirement.”) As noted in prior filings, ShiftPixy, Inc. (the “Company”) received two letters from the staff of the Listing Qualification Department of the NASDAQ Stock Market LLC (“NASDAQ”), which notified the Company that: 1) for the previous thirty (30) consecutive business days, the bid price for the Company’s Common Stock had closed below the minimum $1.00 per share requirement; and 2) it had fallen below the a minimum Market Value of Listed Securities, for continued listing on the NASDAQ Capital Market under NASDAQ’s Listing Rule 5550(a)(2). The deadline to comply with these requirements is December 3, 2019. The company is taking action to meet these criteria but recognizes that it has limited time. The Company has had conversations with NASDAQ and hopes to still meet its criteria to remain listed on the NASDAQ Stock Exchange.

Currently, we have 750,000,000 shares of common stock authorized and 35,723,762 shares of common stock issued and outstanding. Following the reverse split, we will still have 750,000,000 shares of common stock authorized but will only have 893,095 shares of common stock issued and outstanding.

The proposed reverse split is not intended to take the Company private. The proposed reverse split, when effective, will not change our authorized shares of common stock or par value. Except for any changes as a result of the treatment of fractional shares, each shareholder who owns 40 or more shares should hold the same percentage of common stock outstanding immediately following the reverse stock split as the shareholder did immediately prior to the reverse stock split.

Wyoming Business Corporation Act (WBCA), 17-16-704 and the Company’s Articles of Incorporation, as amended, provide that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting, if before or after the action, a written consent is signed by stockholders holding at least a majority of the voting power. On November 12, 2019, shareholders accounting for 23,731,868 shares or 66.4% of outstanding shares approved and ratified the reverse stock split to become effective twenty calendar days from the mailing date of this information statement. We anticipate that this information statement will be mailed on or about November 25, 2019. After the twenty-day period, our executive officers will complete any necessary procedures to effect the approved corporate actions.

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THE REVERSE SPLIT

We will effect a one-for-forty (1:40) reverse split of our issued common stock. As of November 14, 2019, the Company had 35,723,762 shares of common stock issued and outstanding. The effect of the reverse-split is that each 40 shares of our common stock outstanding immediately prior to the Effective Date (the "Old Shares") will be automatically converted into one (1) share of our common stock (the "New Shares"), reducing the number of outstanding shares of our common stock to approximately 893,095 shares, subject to rounding. Fractional shares will be rounded up.

The effective date for the reverse split is anticipated to be on or about December 16, 2019, (The Effective Date).

Our common stock will be quoted on NASDAQ at the post reverse split price after the Effective Date. NASDAQ has informed the Company that the trading symbol will not change for our common stock on the NASDAQ in post-split trading. The New Shares will be fully paid and non-assessable. The New Shares will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the Old Shares.

The reverse stock split will have the following effects upon our common stock:

1. The number of shares owned by each holder of common stock will be reduced forty-fold;

2. The number of shares of our common stock which will be issued and outstanding after the reverse stock split will be reduced from 35,723,762 shares of our common stock to approximately 893,095 shares, subject to rounding.

3. The per share loss and net book value of our common stock will be increased because there will be a lesser number of shares of our common stock outstanding;

4. The stated capital on our balance sheet attributable to the common stock will be decreased 40 times its present amount and the additional paid-in capital account will be credited with the amount by which the stated capital is decreased; and

5. The total number of shareholders will not change as a result of the reverse-split.

Reasons for and Possible Consequences of the Reverse Split

The primary reason that we are executing a reverse stock split of our common stock is to comply with NASDAQ Capital Market Listing Rule 5550(b)(2) (the “MVLS Requirement.”) As noted in prior filings, ShiftPixy, Inc. (the “Company”) received two letters from the staff of the Listing Qualification Department of the NASDAQ Stock Market LLC (“NASDAQ”), which notified the Company that: 1) for the previous thirty (30) consecutive business days, the bid price for the Company’s Common Stock had closed below the minimum $1.00 per share requirement for continued listing on the NASDAQ Capital Market under NASDAQ’s Listing Rule 5550(a)(2).

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We have seen our stock price fall from $3.34 on August 31, 2018, the close of our fiscal year, to below $1.00 starting in April 2019. The Company now believes that in order to continue to remain current in our reporting requirements and preserve value for our shareholders, we must move forward with the reverse stock split.

The effect of the reverse split upon the market price for the Company's common stock cannot be predicted with certainty, and the history of similar stock split combinations for companies in like circumstances is varied. There can be no assurance that the market price per share of the Company's common stock after the reverse split will rise in proportion to the reduction in the number of shares of common stock outstanding resulting from the reverse split. The market price of the Company's common stock may also be based on its performance and other factors, some of which may be unrelated to the number of shares outstanding. If the market price of the Company's Common Stock declines after the Reverse Split, the percentage decline as an absolute number and as a percentage of the Company's overall capitalization may be greater than would occur in the absence of a Reverse Split.

Anti-Takeover Effects

The reverse stock split of common stock, after being effectuated, will have the effect of decreasing the number of authorized and issued common stock while leaving unchanged the number of authorized shares of common stock. We will continue to have 750 million shares of authorized common stock after the reverse split. However, while the total number of authorized shares will not change, after the Effective Date of the reverse stock split, the number of authorized but unissued shares of common stock effectively will be increased significantly by the reverse split because the 35,723,762 shares outstanding prior to the reverse split, approximately 4.84% of the 750 million authorized shares, will be reduced to approximately 893,095 shares, or 0.12% of the 750 million authorized shares.

In the future, if additional authorized common shares are issued, it may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of common stock. Further, management might use the additional shares to resist or frustrate a third-party transaction by, for example, diluting the stock ownership of persons seeking to obtain control of the company.

Actions Authorized by a Voting Majority But Not Yet Effective

On November 12, 2019, we authorized by written consent of the Board of Directors and shareholders owning a majority of our Common Stock the proposed one-for-forty (1:40) reverse split of our issued common stock.

This action shall be effective after at least 20 days after the distribution of this Information Statement and the delivery of timely notice to NASDAQ.

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Interest of certain persons on matters to be acted upon.

Pre-Split

The following tables set forth information as of November 14, 2019 regarding the pre-reverse-split beneficial ownership of our common and preferred stock, (a) each stockholder who is known by the Company to own beneficially in excess of 5% of our outstanding common stock; (b) each director known to hold common stock; (c) the Company's chief executive officer; and (d) the executive officers and directors as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares of common stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of stock. The percentage of beneficial ownership of common stock is based upon 35,723,762 shares of common stock outstanding as November 14, 2019.

Name of Beneficial Owner[1]		Number of Shares Beneficially Owned	Beneficial Ownership Percentage
Scott W. Absher[2]	common	12,550,000	35.0
Stephen Holmes	common	11,231,868	31.4
Domonic J. Carney	common	--	0.0
Kenneth W. Weaver[3]	common	202,456	0.6
Whitney J. White[3]	common	42,764	0.1
Sean C. Higgins[3]	common	42,764	0.1

All Executive Officers and Directors as a Group [6 persons]		24,069,852	67.2

Post-Split

The following tables set forth information as of November 14, 2019 regarding the post-split beneficial ownership of our common and preferred stock, (a) each stockholder who is known by the Company to own beneficially in excess of 5% of our outstanding common stock; (b) each director known to hold common stock; (c) the Company's chief executive officer; and (d) the executive officers and directors as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares of common stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of stock. The percentage of beneficial ownership is based upon 893,095 shares of common stock projected to be outstanding after the Effective Date.

Name of Beneficial Owner[1]		Number of Shares Beneficially Owned	Beneficial Ownership Percentage
Scott W. Absher[2]	Common	313,750	35.0
Stephen Holmes	Common	294,750	31.4
Domonic J. Carney	Common	--	0.0
Kenneth W. Weaver[3]	Common	5,062	0.6
Whitney J. White[3]	Common	1,070	0.1
Sean C. Higgins[3]	Common	1,070	0.1

All Executive Officers and Directors as a Group [6 persons]		615,702	67.2

___________

1 The business address for all persons named in the table is 1 Venture, Suite 150, Irvine, CA 92618

2 Represents 12,500,00 shares of common stock and 50,000 shares of underlying options exercisable within 60 days of November 13, 2019

3 Represents shares issued in conjunction with services rendered as directors of ShiftPixy

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OTHER INFORMATION

NASDAQ will increase the quote of our common stock by a factor of 40 on or after December 16, 2019, the Effective Date of the reverse-split.

Following the Effective Date, the share certificates representing the Old Shares will continue to be valid. In the future, new share certificates will be issued reflecting the effect of the reverse stock split, but this in no way will effect the validity of your current share certificates. The reverse split will occur on the Effective Date without any further action on the part of our shareholders. After the Effective Date, each share certificate representing Old Shares will be deemed to represent 1/40th share of our common stock. Certificates representing New Shares will be issued in due course as Old Share certificates are tendered for exchange or transfer to our transfer agent, VStock Transfer, Inc. We request that shareholders do not send in any of their stock certificates at this time.

As applicable, new share certificates evidencing New Shares that are issued in exchange for Old Shares representing restricted shares will contain the same restrictive legend as on the old certificates if the restriction period has not expired. Also, for purposes of determining the term of the restrictive period applicable to the New Shares, the time period during which a shareholder has held their existing pre-split shares will be included in the total holding period.

For more detailed information about the Company, including financial statements, you may refer to our recent Form 10-K for the year ended August 31, 2018 filed with the Securities and Exchange Commission. This information may be found at the SEC’s EDGAR database at www.sec.gov.

Upon written request, we will furnish without charge to record and beneficial holders of our common stock a copy of any and all of the documents referred to in this Information Statement. These documents will be provided by first class mail. Please make your request to the address or phone number below.

Only one information statement is being delivered to stockholders sharing an address unless contrary instructions have been received from one or more of those stockholders. We will promptly deliver separate copies to a household of any stockholder who did not receive an individual copy and who requests a copy.

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Please submit your request to:

Kirk M. Flagg,

Chief Compliance Officer

ShiftPixy, Inc.

1 Venture, Suite 150

Irvine, CA 92618

By order of the Board of Directors,

/s/ Kirk M. Flagg
Kirk M. Flagg
Secretary, Board of Directors

November 14, 2019

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